CONTACT: Roni Imbeaux Vice President, Finance and Investor Relations 404-407-1104 rimbeaux@cousins.com Cousins Properties Acquires Lifestyle Office Property in Uptown Dallas ATLANTA (July 31, 2025) — Cousins Properties (NYSE: CUZ) announced today that it has acquired The Link, a 292,000 square foot lifestyle office property in Dallas, for $218 million. Located in the Uptown submarket of Dallas, the Link was built in 2021 and is currently 93.6% leased with a weighted average lease term of over nine years. The acquisition will be funded with a combination of excess proceeds from Cousins’ unsecured senior note offering during the second quarter as well as the settlement of common shares previously issued on a forward basis under the Company’s ATM program and/or potential future asset dispositions. “We are excited to grow our presence in Dallas, and particularly the dynamic Uptown submarket, with the acquisition of The Link,” said Colin Connolly, President and Chief Executive Officer of Cousins Properties. “With our strong balance sheet and financial flexibility, we have accretively acquired over $1 billion of lifestyle office properties in the past nine months. The acquisition of The Link offers another compelling growth opportunity that is immediately accretive to earnings while enhancing our portfolio and geographic concentration.” Please refer to the Investor Relations page of Cousins' website for a presentation with additional information on the transaction discussed in this release. About Cousins Properties Cousins Properties is a fully integrated, self-administered and self-managed real estate investment trust (REIT). The Company, based in Atlanta, GA and acting through its operating partnership, Cousins Properties LP, primarily invests in Class A office buildings located in high growth Sun Belt markets. Founded in 1958, Cousins creates shareholder value through its extensive expertise in the development, acquisition, leasing, and management of high-quality real estate assets. The Company has a comprehensive strategy in place based on a simple platform, trophy assets, and opportunistic investments. For more information, please visit www.cousins.com. News Release